Exhibit 12.1

LAW FIRM OF DONALD T. LOCKE

10505 Byrum Woods Drive

Raleigh, NC 27613

Cell: (919) 264-4081

Email: donlocke2244@gmail.com

June 7, 2023

VIA ELECTRONIC MAIL

Norhart Invest LLC

1081 4th Street SW

Suite 400

Forest Lake, MN 55025

Attn: Timothy Libertini, Chief Financial Officer

Re:	Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

At your request, we have examined the Offering Statement on Form 1-A of Norhart Invest LLC (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2023 pursuant to Regulation A under the Securities Act of 1933 (the “Securities Act”), in connection with the Company’s offer and sale of up to $75,000,000 aggregate principal amount of Promissory Notes (the “Securities”). The Securities will be purchased and sold pursuant to a Form of the Company’s Promissory Notes (the “Notes”) and a Form of the Company’s Note Purchase Agreement (the “Note Purchase Agreement”) as set forth in Part III of the Offering Statement, and as entered into between the Company and each purchaser of the Securities (“Purchasers”).

In rendering this opinion, we have examined such records and documents as we have deemed necessary in order to render the opinion set forth herein, including the following:

(1) The Offering Statement, the Offering Circular included as Part II of the Offering Statement, and the exhibits filed as Part III thereof or incorporated therein by reference;

(2) The Articles of Organization of the Company filed with the Minnesota Secretary of State on January 26, 2023 (included as Exhibit 2.1 to the Offering Statement);

(3) The Operating Agreement of the Company (the “Operating Agreement”) (filed as Exhibit 2.2 to the Offering Statement);

(4) Action of the member-manager of the Company authorizing the offering covered by the Offering Statement; and

(5) The Certificate of Organization issued by the Minnesota Secretary of State, dated January 26, 2023, and public records of the Minnesota Secretary of State indicating that the Company is active and in good standing pursuant to the Minnesota Limited Liability Company Act.

In reviewing documents for this opinion, we have assumed and express no opinion as to the authenticity and completeness of all documents submitted to us, including the conformity of all copies to the originals, and the legal capacity of all persons or entities executing the documents. Additionally, in rendering the opinions set forth below, we have assumed that: (i) each Purchaser has the legal capacity or power, corporate or other, to enter into and perform all such obligations under the Note and Note Purchase Agreement; (ii) any and all representations of the Company are correct as to questions of fact; (iii) unless otherwise exempt, the Securities will be properly qualified as necessary in each state in which the Securities are to be offered or sold in accordance with the laws and regulations of those states; (iv) the Company will promptly file any supplements to the Offering Circular and post-qualification amendments in accordance with all applicable laws and regulations in effect from time to time; and (v) the public offer and sale of the Securities shall be exempt from registration pursuant to Section 3(b) of the Securities Act.

This opinion is qualified by and subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Securities:

(a) The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors;

(b) The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether in a proceeding in equity or at law;

(c) The effect of laws relating to banking, usury or permissible rates of interest for loans, forbearances or the use of money;

(d) The effect of provisions relating to indemnification, exculpation, or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws; and

(e) The financial condition of the Company.

The opinions expressed herein are limited to the laws of the State of Minnesota, as currently in effect and without regard to principles or laws regarding choice of law or conflict of laws, and whether the Securities are the valid and binding obligations of the Company. No opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

This opinion is based on our understanding that prior to issuing any Securities, the Company will advise us in writing of the terms thereof and other information material thereto and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate with respect to such Securities. We also assume the Company will timely file any and all supplements or amendments to the Offering Statement or the Offering Circular as are necessary to comply with applicable laws in effect from time to time; however, we undertake no responsibility to monitor the Company’s future compliance with applicable laws, rules or regulations of the Commission or any other governmental body.

Based upon the foregoing, we are of the following opinion that:

(1) The Company is a limited liability company validly existing, in good standing, under the laws of the State of Minnesota;

(2) The Company has the power to create the obligation covered by the Offering Statement, and has taken the required steps to authorize entering into the obligations covered by the Offering Circular;

(3) The Securities have been duly authorized by the Company; and

(4) The Securities, when paid for by and delivered to the Purchasers in accordance with the terms of the Note and the Note Purchase Agreement, will be valid, binding obligations of the Company in accordance with the terms therein.

This opinion is intended solely for use in connection with the issuance and sale of the Securities subject to the Offering Circular and is not to be relied upon for any other purpose. This opinion is based on facts and law existing as of the first date written above and rendered as of such date. Specifically, and without implied limitation, we assume no obligation to advise the Company of any fact, circumstance, event or change in the law subsequent to the date of effectiveness of the Offering Circular, compliance with any continuing disclosure requirements that may be applicable, or of any facts that may thereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Amendment and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Amendment. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

/s/ Donald T. Locke

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